Exhibit 10.1

October 12, 2010

Inception Surgical

c/o Gerard S. Carlozzi

311 Enterprise Drive

Plainsboro, NJ 08536

Re: Consulting Agreement

Dear Gerry,

This letter sets forth the terms under which Inception Surgical (whose principal is Gerard S. Carlozzi) (“Inception Surgical”), will assist Integra LifeSciences Corporation and its subsidiaries and affiliates (collectively, “Integra”).

1. Engagement. Integra hereby engages Inception Surgical, and Inception Surgical agrees, during the term of this letter agreement, to perform such consulting services as may be requested by Integra related to special projects involving Integra’s businesses (“Consulting Services”). The Consulting Services shall be provided at Integra’s offices in Plainsboro, New Jersey or as otherwise designated by Integra for work requested by Integra. The level of Consulting Services provided by Inception Surgical hereunder shall be equal to 50% of the average level of services performed by Gerard S. Carlozzi (“Carlozzi) for Integra during the 36 month period immediately preceding Carlozzi’s termination of employment with Integra. Inception Surgical will work under the direction of Integra’s CEO.

2. Term of Engagement. The term of the engagement shall commence on January 4, 2011, provided that Inception Surgical signs, dates and returns to Integra a copy of this letter and that Carlozzi signs, dates and returns to Integra a copy of the enclosed resignation letter and mutual release on or before such date, and shall end on June 15, 2011, unless earlier terminated by either party in accordance with the provisions hereof (the “Contract Period”).

3. Compensation . Integra shall pay to Inception Surgical $600,000 (the “Consulting Fee”) in the aggregate for services to be provided during the term of the engagement, payable $100,000/month (or for June 2011, for the partial month). In addition, Integra shall reimburse Inception Surgical for reasonable business expenses actually incurred by it in the performance of the Consulting Services, subject to Integra’s Travel and Expense policies as they would apply to the CEO, CFO and COO of Integra, as in effect from time to time, provided that such expenses are appropriately documented in accordance with such policies.

4. Performance. Inception Surgical agrees that Inception Surgical will exercise its best skill and judgment in the performance of the Consulting Services and that Inception Surgical will devote the necessary resources to perform Inception Surgical’s obligations hereunder in a timely and efficient manner. Inception Surgical agrees that Inception Surgical will directly perform the Consulting Services and will not hire any consultants or sub-contractors to perform the Consulting Services.

5. Confidentiality.

5.1. Confidential Information. Inception Surgical acknowledges that it may be necessary for Integra to disclose information to Inception Surgical which Integra considers proprietary or confidential in order for Inception Surgical to perform the Consulting Services hereunder. Furthermore, Inception Surgical acknowledge that, in many instances, Integra is bound by contractual or other obligations to hold and use confidential information received from third parties in confidence, and that Inception Surgical’s failure to do so may constitute a breach of such obligations. Therefore, Inception Surgical acknowledges and agrees that Inception Surgical’s undertakings herein with respect to the use and dissemination of such third party Confidential Information (as hereinafter defined) are made and intended for the benefit not only of Integra but also of all parties that provide Integra with Confidential Information.

“Confidential Information” means all information, data, studies, results of research, specifications and techniques, economics information, business or research strategies, trade secrets, patents, existing and potential customers, suppliers, markets, contracts, prices, products, technologies, know-how, financial or customer or client or prospective client or client lists and printouts, records, materials and other information previously, now or hereafter provided or otherwise disclosed (in oral or written form) by Integra to Inception Surgical relating to the business, finances, products, processes and/or services of Integra or of any third party with which Integra has a confidentiality arrangement, agreement or understanding. Confidential Information also includes the terms of this letter agreement, Inventions, and the confidential information (including financial information and all other information) of third parties provided to Inception Surgical in order that Inception Surgical can perform the Consulting Services hereunder.

5.2. Disclosure and Use of Confidential Information. Inception Surgical shall not disclose the Confidential Information, and shall use Inception Surgical’s best efforts and take all reasonable precautions to protect the Confidential Information from disclosure by any others, to persons or entities other than Inception Surgical. Inception Surgical shall use the Confidential Information solely for the purposes of performing Inception Surgical’s obligations under, and pursuant to the terms of, this letter agreement, and not for any other purpose or in any other manner whatsoever.

5.3. Return of Confidential Information. Confidential Information is and shall remain the property of Integra and shall, at Integra’s request, forthwith be returned to Integra or be destroyed, together with all copies made by Inception Surgical. Upon request, Inception Surgical shall provide to Integra a certificate as to the return or destruction of such Confidential Information.

5.4. Exception. Inception Surgical’s obligation of non-disclosure set forth in this Section 5 shall remain in effect except to the extent that Inception Surgical can show by reasonable documentation that the specific portion of such Confidential Information as to which disclosure is sought:

(a) was in the public domain at the time of disclosure to Inception Surgical or at the time it was derived in the course of any research, or after such disclosure or derivation, was made part of the public domain, through no fault of Inception Surgical, by a third party not affiliated with or employed by Inception Surgical who was legally in possession of the data or information and was under no obligation to Integra to maintain such information confidential;

(b) was lawfully in Inception Surgical’s possession without restriction at the time of Integra’s disclosure; or

(c) was lawfully made available to Inception Surgical without restriction by a third party who was not affiliated with or employed by Inception Surgical and was under no obligation to Integra to maintain the same confidential.

6. Inventions. Inception Surgical will promptly make full written disclosure to Integra (or any persons designated by it), will hold in trust for the sole right and benefit of Integra, and hereby assign to Integra, or its designee, without further compensation, all Inception Surgical’s right, title, and interest in and to any and all inventions, original works of authorship, discoveries, design improvements, processes, trade secrets, trade know-how and all other intellectual property, whether or not patentable or registrable under patent, copyright or similar laws, and any and all rights and benefits resulting therefrom, that (a) relate to the assignments or projects associated with the work done under this agreement All such Inventions and the benefits thereof shall immediately become the sole and absolute property of Integra and its assigns. Inception Surgical further acknowledges that all original works of authorship which are made by Inception Surgical (solely or jointly with others) within the scope of Inception Surgical’s retention as a consultant hereunder and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

7. Non-Competition; Non-Solicitation. During the term of this letter agreement and for a period of one year following the termination or expiration of this letter agreement, Inception Surgical and Carlozzi, shall not, without the express written consent of Integra, directly or indirectly: (I) engage, anywhere within the geographical areas in which Integra is conducting business operations or providing services as of the date of termination or expiration of this letter agreement, in the tissue engineering business (the use of implantable absorbable materials, with or without a bioactive component, to attempt to elicit a specific cellular response in order to regenerate tissue or to impede the growth of tissue or migration of cells) (the “Tissue Engineering Business”), neurosurgery business (the use of surgical instruments, implants, monitoring products or disposable products to treat the brain or central nervous system) (“Neurosurgery Business”), instrument business (general surgical handheld instruments used for general purposes in surgical procedures) (“Instrument Business”), reconstruction business (bone fixation devices for foot and ankle reconstruction procedures) (“Reconstruction Business”) or in any other line of business the revenues of which constituted at least 50% of Integra’s revenues during the six (6) month period prior to the termination or expiration of this letter agreement (together with the Tissue Engineering Business, Neurosurgery Business, Instrument Business and Reconstruction Business, the “Business”); (II) be or become a stockholder, partner, owner, officer, director or employee or agent of, or a consultant to or give financial or other assistance to, any person or entity engaged in the Business; (III) seek in competition with the Business to procure orders from or do business with any customer of Integra; (IV) solicit, or contact with a view to the engagement or employment by any person or entity of, any person who is an employee of Integra; (V) seek to contract with or engage (in such a way as to adversely affect or interfere with the business of Integra) any person or entity who has been contracted with or engaged to manufacture, assemble, supply or deliver products, goods, materials or services to Integra; or (VI) engage in or participate in any effort or act to induce any of the customers, associates, consultants, or employees of Integra to take any action which might be disadvantageous to Integra; provided, however, that nothing herein shall prohibit Inception Surgical and Inception Surgical affiliates from owning, as passive investors, in the aggregate not more than 5% of the outstanding publicly traded stock of any corporation so engaged and provided, further, however, that nothing set forth in this Section 7 shall prohibit Inception Surgical or Carlozzi, from becoming an employee or agent of, or consultant to, any entity that is engaged in the Business so long as Inception Surgical and Carlozzi do not engage in any activities in the Business in any capacity for said entity.

8. Termination of Engagement.

8.1 Bases for Termination. This letter agreement shall terminate prior to the end of the Contract Period at the earlier to occur of the following events:

(a) Termination by Integra. Integra may terminate this letter agreement at any time upon notice in writing to Inception Surgical upon any of the following events:

(i)	A breach of any of the terms of this letter agreement by Inception Surgical.

(ii)	If Inception Surgical or Carlozzi is disabled or otherwise unable to provide the Consulting Services.

(iii)	At any time and for any reason, Integra may terminate this letter agreement by giving Inception Surgical five (5) days prior written notice of such termination.

(b) Termination by Inception Surgical. Inception Surgical may terminate this letter agreement at any time upon notice in writing to Integra upon any of the following events:

(i)	A breach of any of the terms of this letter agreement by Integra

(ii)	At any time and for any reason, Inception Surgical may terminate this letter agreement by giving Integra five (5) days prior written notice of such termination

8.2. Effect of Termination. Upon termination or expiration of this letter agreement, Inception Surgical agrees to discontinue any further work hereunder, except to the extent that Inception Surgical and Integra may otherwise agree, and the respective rights and obligations of the parties shall terminate; provided that:

(a) In the event this letter agreement is terminated prior to the expiration thereof by Integra for any reason other than a material breach of this letter agreement by Inception Surgical, Inception Surgical shall be entitled to payment of any unpaid portion of the $600,000 Consulting Fee that would otherwise have been payable to Inception Surgical through June 15, 2011 had Inception Surgical continued to provide the Consulting Services until such date. Such payment shall be made in a lump sum on or within ten (10) business days following the date of termination. In the event of such termination, Inception Surgical shall have no right to payment of any other compensation or consequential damages with respect to such termination;

(b) In the event this letter agreement is terminated by Inception Surgical prior to the expiration thereof, Inception Surgical shall be entitled to payment of all earned but unpaid Consulting Fees through the date of termination, and Inception Surgical shall have no further right to payment of any Consulting Fees or other compensation hereunder, or to consequential damages with respect to such termination. Such payment shall be made in a lump sum on or within ten (10) business days following the date of termination;

(c) the provisions of Sections 5, 6, 7 and 8 shall survive the expiration or termination of this letter agreement; and

(d) Inception Surgical shall return or destroy (at the option of Integra) any and all documents or other embodiments containing or constituting Confidential Information in its possession or control, without retaining any copies thereof.

9. Miscellaneous.

9.1. Governing Law and Jurisdiction. This letter agreement shall be governed and construed in accordance with the laws of the State of New Jersey, not including the choice of law rules thereof.

9.2. Independent Contractor. In all respects, Inception Surgical shall be deemed an independent contractor to Integra, exercising independent judgment as to the methods and means of providing the Consulting Services. Nothing within this letter agreement shall be construed to create a partnership or joint venture between Inception Surgical and Integra, nor shall either party’s employees, servants, agents or representatives be considered the employees, servants, agents or representatives of the other. Neither party shall have any express or implied right or authority to assume or create any obligation on behalf of, or in the name of, the other party, or to bind the other party to any contract, agreement or undertaking with any third party. Inception Surgical hereby agrees that Inception Surgical is responsible for all liabilities for income taxes, social security taxes, and all other obligations which would be imposed upon Integra were Inception Surgical or Carlozzi deemed to be an employee of Integra rather than an independent contractor; Inception Surgical agrees to indemnify Integra and hold Integra harmless against any and all claims relating to such obligations.

9.3. Entire Letter Agreement. This letter agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous negotiations, agreements, understandings, or arrangements of any nature or kind with respect to the subject matter hereof. Any additional relationship or business arrangement between the parties shall be governed by a separately negotiated agreement. Notwithstanding the foregoing, nothing contained in this letter shall supersede or otherwise affect Carlozzi’s obligations under Section 16 (Restrictive Covenants) of that certain Amended and Restated 2005 Employment Agreement, dated as of December 19, 2005, as amended from time to time, between Integra and Carlozzi.

9.4. Assignment. This letter agreement is personal and Inception Surgical shall not assign, subcontract, delegate, or otherwise transfer, in whole or in part, this letter agreement or its obligations hereunder except with the prior written consent of Integra. Integra may without consent assign or delegate this letter agreement (and/or its rights and responsibilities hereunder), in whole or in part.

9.5. Validity of Agreement. If any term or provision of this letter agreement shall be found to be illegal, invalid or unenforceable, then, notwithstanding such illegality, invalidity or unenforceability, this letter agreement shall remain in full force and effect, and such term or provision shall be deemed to be deleted.

9.6. Code Section 409A. The amounts payable under this Agreement are not intended to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). However, notwithstanding any provision of this Agreement to the contrary, if any such amounts payable under this Agreement are deemed to be subject to Section 409A of the Code, this Agreement shall be deemed to incorporate the terms and conditions required by Section 409A of the Code and Department of Treasury regulations promulgated thereunder. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. If Integra determines that any amounts payable under this Agreement may be subject to Section 409A of the Code and related Department of Treasury guidance, Integra may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take such other actions, as it deems necessary or appropriate to (i) exempt the amounts payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of such amounts, or (ii) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Kindly acknowledge Inception Surgical’s agreement to the terms set forth herein by signing and dating this letter and the duplicate original that I enclose. After Inception Surgical has signed and dated both originals of this letter and Carlozzi has signed and dated two originals of the enclosed resignation letter, please send one of each back to me for our records and keep the other one. We look forward to working with Inception Surgical on special projects.

Sincerely,

/s/ Stuart M. Essig
Stuart M. Essig
President and CEO

ACKNOWLEDGED AND AGREED TO:

Inception Surgical (Consultant)

By: /s/ Gerard S. Carlozzi
Gerard S. Carlozzi, Principal

Date: October 12, 2010